Exhibit 10.23

[GRAPHIC]

7900 69th Avenue ~ Greenfield, Minnesota 55373 ~ Phone: (763) 477-4774 ~ Fax: (763) 477-5174

November 20, 2006

Millennium Ethanol, LLC
Mr. Steve Domm
27283 447th Avenue
Marion, SD 57403

RE:               Auger Cast Piling required for support of the 75’ dia. Grain Silos; Millennium Ethanol, LLC @ Marion, SD.

Dear Mr. Domm,

McC Inc. is pleased to submit this proposal to perform installation of auger cast piling for support of the Grain Storage Slipform Silos. Our proposal is based on recommendations provided to us by Terracon’s Geotechnical report, Project #27065602 dated 10/20/2006. Details of our estimate follow below.

INCLUSIONS/SCOPE OF WORK

1.               Provide design/field engineering and construction drawings.

2.               Auger cast piling required for support of grain storage slipform silos.

3.               Earthwork for spoil removal (equipment and labor) to an on-site disposal location.

4.               Supply and installation of steel reinforcement required for auger cast piling.

5.               McC Inc. will provide all tools, labor, cranes, restrooms and equipment necessary to complete this project.

EXCLUSIONS

Permits and/or fees, excise tax, relocation of any underground utilities, geo-technical and construction material field observations and testing for production piling, soil correction(s), export of soil from jobsite, mass grading, finish grading, temporary construction power, winter conditions (concrete additives, ground thawers, heaters, concrete blankets, shelters, man hours, fuel, importing of soil for back filling), bonding, prevailing wage rates, liquidated damages, additional piling or aggregate pile length due to refusal or unexpected sub-surface conditions.

Note: For geo-technical and construction material field observations and testing for production piling contact: Terracon Consultants, Mr. Mike Ringler or Mr. Steven Gerber @ (712) 233-5492

PRICING

Our price of Eight Hundred Thirty Eight Thousand Two Hundred Fifty ($838,250.00) dollars includes materials, labor and 8.0% sales tax to complete the above listed Scope of Work. This quote is good for fifteen days.

OPTIONS

For the piling contractor to work (3) weekends to expedite the schedule.    (ADD)               $92,500.00

** 25 working days is required for installation of production pile.**

Terms of Payment:                                         10% down at signing of contract; progressive payments every month on the
15th during construction.
10% retention on progress payment until work completed & accepted for Pilings.

When preparing a contract resulting from this proposal, please include the following: “McC Inc.’s proposal dated the above date and all terms and conditions upon it shall be considered a part of this contract and shall supersede all conflicting terms and conditions.

Pricing of this project is based on current and committed costs for raw construction materials. If any natural disasters, material hording, or monopolization increase the committed prices from our vendors, we reserve the right to adjust our contract price in order to be compensated for the net material price increase.

We appreciate the opportunity to provide you with this estimate and look forward to working with you on this project. If you have any questions regarding this proposal, please call.

Sincerely,

Dan Shetland
McC Inc.

RFCO #1 ~ Augercast Piling

ACCEPTANCE OF PROPOSAL – The above prices, specifications and conditions are satisfactory and are hereby accepted. You are authorized to do the work as specified.		Signature:	/s/ Steve Domm

Date of Acceptance:	12/01/06	Cust PO#:	N/A

Rev. 3/16/07 for retention of 10%

/s/ Mark W. Schmid
Mark W. Schmid McC Inc.

3/22/07	/s/ Steve Domm